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TUESDAY APRIL 20, 3:23 PM EASTERN TIME

COMPANY PRESS RELEASE

                       NORSTAN AMENDS SHAREHOLDER RIGHTS PLAN

MINNEAPOLIS-(BUSINESS WIRE)--APRIL 20, 1999--NORSTAN, INC. (NASDAQ: NRRD - NEWS) -- a technology services leader providing information technology and communication solutions to business clients, worldwide - today announced that its Board of Directors unanimously approved an amendment to its Shareholder Rights Plan, effective as of February 28, 1999. The Plan was adopted initially in May 1988 and was amended previously in April 1998. As amended, the Plan increases the ownership threshold for determining "Acquiring Persons" for any shareholder who held 10% or more of the voting power of the Company as of February 28, 1999.

Norstan adopted the amendment in response to a request from Heartland Advisors of Milwaukee, Wisconsin, which expressed a desire to increase its stake in Norstan to a level that otherwise would have triggered the Plan's protections. Commenting on the amendment, Norstan Chairman Paul Baszucki stated: "We are very gratified by Heartland's continued confidence in Norstan. This amendment allows our largest shareholder to take advantage of a buying opportunity it sees and increase its already significant investment in Norstan."

Headquartered in the Twin Cities, Norstan's sales and service offices are located in more than 65 cities throughout North America and Europe. Through its three operating units - Communication Solutions Systems, Global Services and Financial Services - Norstan offers leading-edge technology products, world-class technology services and competitive financial offerings as a single-source solution provider. For more information, visit the Norstan website at www.norstan.com .

Norstan and associated product names are trademarks or registered trademarks of Norstan, Inc. in the United States and/or other countries.

CONTACT:
Ken Croken
VP, Corporate Communications
612/352-4460